CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-155398 on Form N-14 of our report dated February 25, 2008, relating to the financial statements and financial highlights of the Pioneer Fund Portfolio of Met Investors Series Trust and our report dated February 21, 2008 relating to the financial statements and financial highlights of the Capital Guardian U.S. Equity Portfolio of Metropolitan Series Fund, Inc. appearing in their respective Annual Reports on Form N-CSR for the year ended December 31, 2007, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
December 15, 2008